Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Set forth below are the unaudited pro forma condensed combined balance sheet of New AM (as defined below) as of December 31, 2018, and the unaudited pro forma condensed combined statements of operations and comprehensive income of New AM for the year ended December 31, 2018. The unaudited pro forma condensed combined financial statements have been derived from (i) the audited consolidated financial statements of Antero Midstream Partners LP (“Antero Midstream”) as of and for the year ended December 31, 2018 and (ii) the audited consolidated financial statements of Antero Midstream GP LP (“AMGP”) as of and for the year ended December 31, 2018, adjusted to reflect the reverse acquisition of AMGP by Antero Midstream.

On March 12, 2019, pursuant to that certain Simplification Agreement, dated October 9, 2018 (the “Simplification Agreement”), (i) AMGP converted from a limited partnership to a corporation under the laws of the State of Delaware (the “Conversion”) and changed its name to Antero Midstream Corporation (“New AM”), (ii) New AM merged its wholly owned subsidiary with and into Antero Midstream, with Antero Midstream surviving such merger as New AM’s indirect, wholly owned subsidiary (the “Merger”) and (iii) New AM exchanged each issued and outstanding Series B Unit representing a membership interest in Antero IDR Holdings LLC for 176.0041 shares of New AM common stock (the “Series B Exchange”) and, together with the Conversion, the Merger and the other transactions contemplated by the Simplification Agreement, (the “Transactions”).  As a result of the Transactions, Antero Midstream is now a wholly owned subsidiary of New AM and former shareholders of AMGP, unitholders of Antero Midstream, including Antero Resources Corporation (“Antero Resources”), and holders of Series B Units now own New AM’s common stock.

As discussed further in the notes to the unaudited pro forma condensed combined financial statements, the Transactions include:

•                  the issuance by New AM of one share of New AM Common Stock for each AMGP Common Share outstanding immediately prior to the Conversion;

•                  the issuance by New AM of 10,000 shares of New AM Preferred Stock to Arkrose Midstream NewCo Inc., a wholly owned subsidiary of AMGP, (“Preferred Co”) for consideration of $0.01 per share;

•                  the issuance by New AM of approximately 158.4 million shares of New AM Common Stock in exchange for all the Antero Midstream Common Units held by Antero Resources, which assumes that Antero Resources receives $3.00 in cash and 1.6023 shares of New AM Common Stock for each Antero Midstream Common Unit held;

•                  the issuance by New AM of approximately 144.6 million shares of New AM Common Stock in exchange for all Antero Midstream Common Units held by the Antero Midstream Public Unitholders, which assumes that Antero Midstream Public Unitholders receive $3.415 in cash and 1.6350 shares of New AM Common Stock for each Antero Midstream Common Unit hold;

•                  the issuance by New AM of approximately 17.35 million shares of New AM Common Stock in exchange for all Series B units representing membership interests in Antero IDR Holdings LLC;

•                  the payment of cash consideration of approximately $599 million from borrowings under Antero Midstream’s revolving credit facility; and

•                  the elimination of the burden of Antero Midstream’s incentive distribution rights.

No effect was given to the conversion of phantom unit awards outstanding under Antero Midstream’s long-term incentive plan, which awards were converted into restricted stock units of New AM, with substantially the same terms and conditions (including with respect to vesting) applicable to such Antero Midstream phantom unit award. The issuance of New AM Common Stock for unvested Series B Units will result in an additional charge to equity-based compensation expense from the date of the completion of the Transactions through December 31, 2019. The increase in value will be calculated based on the value of the New AM Common Stock transferred for the Series B Units relative to the value of the Series B Units immediately prior to the Series B Exchange. Based on the value of the Series B Units and assuming a value of the Antero Midstream Corporation Common Stock based on the closing sales price of the Antero Midstream GP LP (“AMGP”) Common Shares at December 31, 2018, the additional charge would be approximately $28 million, which would be amortized over the remainder of 2019.

AMGP was the sole member of AMP GP, the general partner of Antero Midstream, and also controlled the incentive distribution rights in Antero Midstream through its ownership interest in IDR Holdings (subject to the rights of the Series B Holders to receive distributions in respect of their Series B Units). As a result of the Merger, Antero Midstream became an indirect, wholly owned subsidiary of New AM, and the Antero Midstream unitholders now collectively own a majority of the outstanding New AM Common Stock. This resulted in Antero Midstream Corporation acquiring the incentive distribution rights of Antero Midstream that were previously held by AMGP. The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in Antero Midstream’s and AMGP’s respective Annual Reports on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission.

The unaudited pro forma condensed combined financial statements were prepared as if the Transactions had occurred on December 31, 2018 in the case of the unaudited pro forma condensed combined balance sheet and as of January 1, 2018 in the case of the unaudited pro forma condensed combined statements of operations and comprehensive income. We derived the following unaudited pro forma condensed combined financial statements by applying pro forma adjustments to the historical consolidated financial statements of Antero Midstream. The Merger has been accounted for as a reverse acquisition whereby Antero Midstream was the accounting acquirer of AMGP. Under ASC 850 — Business Combinations, this reverse acquisition has been accounted for as an asset acquisition rather than a business combination.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. We believe, however, that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions and are factually supportable, directly attributable and are expected to have a continuing impact on New AM’s profit and loss and that the pro forma adjustments give appropriate effect to management’s assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The notes to the unaudited pro forma condensed combined financial statements provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma condensed combined financial statements do not purport to represent what the results of operations or financial condition would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated and they do not purport to project the results of operations or financial condition for any future period or as of any future date.

ANTERO MIDSTREAM CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet

December 31, 2018

(In thousands, except per share amounts)

					Pro Forma
	Antero	Antero			Antero
	Midstream	Midstream	Pro Forma		Midstream
	Partners LP	GP LP	Adjustments		Corporation
Assets
Current assets:
Cash	$—	2,822	—		2,822
Accounts receivable—Antero Resources	115,378	—	—		115,378
Accounts receivable—third party	1,544	—	—		1,544
Prepaid expenses and other current assets	21,513	87	—		21,600
Total current assets	138,435	2,909	—		141,344
Property and equipment, net	2,958,415	—	—		2,958,415
Deferred tax assets	—	1,304	708,000	(e)	709,304
Investment in unconsolidated affiliates	433,642	43,492	(43,492	)(a)	433,642
Other assets, net	15,925	—	—		15,925
Total assets	$3,546,417	47,705	664,508		4,258,630

Liabilities and Equity
Current liabilities:
Accounts payable—Antero Resources	$4,141	731	—		4,872
Accounts payable—third party	21,372	27	—		21,399
Taxes payable	—	15,678	—		15,678
Accrued liabilities	72,121	408	—		72,529
Asset retirement obligations	1,817	—	—		1,817
Other current liabilities	235	—	—		235
Total current liabilities	99,686	16,844	—		116,530
Non-current liabilities:
Long-term debt	1,632,147	—	598,701	(d)	2,230,848
Contingent acquisition consideration	114,995	—	—		114,995
Asset retirement obligations	5,791	—	—		5,791
Other	2,290	—	—		2,290
Total liabilities	1,854,909	16,844	598,701		2,470,454
Equity:
Partners’ capital	1,691,508	30,861	(1,722,369	)(c)	—
Series A Non-Voting Preferred Stock, $0.01 par value, 10,000 shares issued and outstanding	—	—	—	(b)	—
Common stock, $0.01 par value; 500,842,558 shares issued and outstanding at December 31, 2018 on a Pro Forma Combined Basis	—	—	5,008	(c)	5,008
Additional paid-in capital	—	—	1,783,168	(c)	1,783,168
Total stockholders’ equity	1,691,508	30,861	65,807		1,788,176
Total liabilities and stockholders’ equity	$3,546,417	47,705	664,508		4,258,630

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

ANTERO MIDSTREAM CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Income

Year Ended December 31, 2018

(In thousands, except per share amounts)

					Pro Forma
	Antero	Antero			Antero
	Midstream	Midstream	Pro Forma		Midstream
	Partners LP	GP LP	Adjustments		Corporation
Revenues:
Equity in earnings of Antero Midstream Partners LP	$—	142,906	(142,906	)(f)	—
Gathering and compression—Antero Resources	520,566	—	—		520,566
Water handling and treatment—Antero Resources	506,449	—	—		506,449
Water handling and treatment—third party	924	—	—		924
Gain on sale of assets—Antero Resources	583	—	—		583
Total revenues	1,028,522	142,906	(142,906)		1,028,522
Operating expenses:
Direct operating	316,423	—	—		316,423
General and administrative (including $21,073 and $35,311 of equity-based compensation for AM and AMGP, respectively)	61,629	43,851	(12,136	)(k)	93,344
Impairment of property and equipment	5,771	—	—		5,771
Depreciation	130,013	—	—		130,013
Accretion and change in fair value of contingent acquisition consideration	(93,019)	—	—		(93,019)
Accretion of asset retirement obligations	135	—	—		135
Total operating expenses	420,952	43,851	(12,136)		452,667
Operating income	607,570	99,055	(130,770)		575,855
Other income (expenses)
Interest expense, net	(61,906)	(136)	(22,631	)(j)	(84,673)
Equity in earnings of unconsolidated affiliates	40,280	—	—		40,280
Income before income taxes	585,944	98,919	(153,401)		531,462
Provision for income taxes (expense) benefit:
Current	—	(33,615)	—		(33,615)
Deferred	—	1,304	(110,374	)(g)	(109,070)
Total income taxes	—	(32,311)	(110,374)		(142,685)

Net income attributable to incentive distribution rights	(142,906)	—	142,906	(h)	—
Net income and comprehensive income	443,038	66,608	(120,869)		388,777

Net income attributable to vested Series B units	—	(5,236)	5,236	(i)	—
Net income attributable to common shareholders or unitholders	$443,038	61,372	(115,633)		388,777

Net income per common share or unit—basic	$2.37	0.33			0.78
Net income per common share or unit—diluted	$2.36	0.33			0.77

Weighted average number of common shares or units outstanding—basic	187,048	186,203	314,640	(c)	500,843
Weighted average number of common shares or units outstanding—diluted	187,398	186,203	321,529	(c)	507,732

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

ANTERO MIDSTREAM CORPORATION

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

December 31, 2018

(1)  Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared as if the Transactions had occurred on December 31, 2018 in the case of the unaudited pro forma condensed combined balance sheet and as of January 1, 2018 in the case of the unaudited pro forma condensed combined statements of operations and comprehensive income.

The Transactions have been accounted for as a reverse acquisition of AMGP, which does not meet the definition of a business under ASC 805 — Business Combinations, by Antero Midstream and accounted for as an asset acquisition, with the historical carrying values of the assets and liabilities carried forward.  The presentation of the pro forma condensed combined financial statements is subject to a final determination of the acquirer for accounting purposes.  Should it be determined that AMGP is the acquirer rather than Antero Midstream, the pro forma adjustments would include an increase in the carrying value of the assets of Antero Midstream of approximately $2.6 billion and  a decrease in deferred tax assets of approximately $705 million as of December 31, 2018, an increase in depreciation and amortization expense of approximately $59 million, a decrease in equity in earnings of unconsolidated affiliates of approximately $6 million, and a decrease in income tax expense of approximately $16 million for the year ended December 31, 2018, compared to the pro forma financial statements as presented herein.

(2)  Pro Forma Adjustments and Assumptions

(a)         Adjustment reflects the elimination of AMGP’s equity investment in Antero Midstream.

(b)         Adjustment reflects the issuance of 10,000 shares of New AM Preferred Stock to Preferred Co for consideration of $0.01 per share.

(c)          Adjustment reflects the issuance of approximately 186.2 million shares of New AM Common Stock in connection with the Conversion, the issuance of approximately 303.1 million shares of Antero Midstream Corporation Common Stock and the payment of approximately $599 million in cash in connection with the Merger, the issuance of approximately 17.35 million shares of New AM Stock in connection with the Series B Exchange, transaction costs, and the increase in deferred tax assets.

(d)         Adjustment reflects the incurrence of approximately $599 million of borrowings under Antero Midstream’s revolving credit facility to fund the cash consideration in the Merger.

(e)          Adjustment reflects the increase in deferred tax assets resulting from the tax treatment of the Transactions, which will result in an increase in the depreciable and amortizable basis in Antero Midstream’s assets for tax purposes over the amounts reported in the financial statements.

(f)            Adjustment reflects the elimination of AMGP’s equity in earnings in Antero Midstream.

(g)         Adjustment reflects an increase in income taxes resulting from the adjusted combined pro forma pre-tax income, adjusted for the effects of permanent book to tax differences, based on the estimated blended federal and state statutory tax rate of 25% for year ended December 31, 2018. Because of the deferred tax assets resulting from the tax treatment of the Transactions, the pro forma adjustments to increase income taxes are treated as deferred income tax expense.

(h)         Adjustment reflects the elimination of the burden of Antero Midstream’s incentive distribution rights in Antero Midstream’s distributions.

(i)            Adjustment reflects the elimination of net income attributable to vested Series B units.

(j)            Adjustment reflects additional interest expense due to the increase in outstanding indebtedness, assuming an effective interest rate of 3.8%.

(k)         Adjustment reflects a reduction to general and administrative expenses for expenses of the Transactions charged to expense.